Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Key Mining Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(a)	5,111,111	(1)	$2.25	$11,499,999.80	$0.00014760	$1,697.40
Total Offering Amounts							$11,499,999.80	$0.00014760	$1,697.40
Total Fees Previously Paid							-		$3,875.50
Total Fee Offsets							-		$0
Net Fee Due									$0

(1)	Includes 666,667 additional shares of common stock that the underwriters have the option to purchase to cover over-allotments